SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Sections 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: March 31, 2006

(Date of Earliest Event Reported)

Biofield Corp.

(Exact name of Registrant as specified in its charter)

Delaware	0-27848	20-4624035
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1615 Walnut Street—3rd Floor, Philadelphia, PA

19103

(Address of  Principal Executive Offices)

           (Zip Code)

(215) 972-6999

(Registrant's Telephone Number Including Area Code)

Suite M, 1025 North Drive, Alpharetta, Georgia 30004.

(Former name or former address if changed since last report)

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT

ITEM 8.01: OTHER EVENTS

The Registrant is the subject of (but not a party to) three separate agreements dated March 30, 2006. (See Exhibits attached.)  The first agreement is a certain Stock Acquisition and Voting Agreement  (the “LFCG Acquisition Agreement”)  by and between The MacKay Group, Inc. (“MKG”) and Dr. David Long (“Dr. Long’),  Donna R. Long (“Mrs. Long”), Dr. Raymond A. Long (“Raymond Long”), the Long Family Trust dated December 30,1977 (the “Trust”) and the Long Family Partners II LP (“Partners” or, together with Dr. Long, Mrs. Long, Raymond Long, the Trust, styled the “Long Family Control Group” or the “LFCG”).  The second agreement is a certain Stock Acquisition between MKG and the David and Donna Long Family Foundation which is a Delaware non–stock, non-profit corporation (of which Dr. David Long is the founder, and with respect to which Dr. David Long does not have the ability to sell its assets and vote any of its securities and of which securities Dr. David Long disclaims beneficial ownership).  The third agreement is a certain Consulting Agreement between MKG and Dr. David Long.

 The agreements provide, among other things, that:

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MKG will acquire all the shares of Common Stock of the Registrant presently issued to the LFCG (comprising an aggregate of 6,864,191 shares) and the Foundation (comprising 1,883,337 shares).

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Certain members of the LFCG will assign $2 million of the total debt owed them by the Registrant.

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For a three year term, MKG will give the LFCG a royalty equal to 1% of net sales of the Registrant’s products MKG generates worldwide;

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Pursuant to the terms of the Consulting Agreement, Dr. Long or his nominee will remain as a consultant to the Registrant for a term of three years and receive an annual payment of  $60,000 upon each anniversary of the Consulting Agreement; and

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MKG shall exercise voting rights of any and all shares of the Registrant’s stock in favor of Dr. Long or his nominee remaining on the Board of the Registrant and all stock options and other benefits to which other Board members are entitled.

Specifically, at the March 31, 2006 closing, the LFCG and the Foundation transferred all of their shares of common stock presently issued to them in the Registrant (approximately 17.49% of all shares of Common Stock of the Registrant on a fully diluted basis or approximately 20.6% of all outstanding shares of Common Stock of the Registrant issued as of December 31, 2005). While Dr. Long intends to remain on the Board so long as his health permits, effective March 30, 2006, the other two Board members (Dr. Raymond Long and John Stephens) have resigned, their vacancies being filled by James MacKay (the Chairman of the Board of MKG) and his designee, Michael Yom, thereby giving MKG control of the Registrant’s Board of Directors.   Resumes of the Messrs. MacKay and Yom (the latter of whom was also appointed President of the Registrant) are attached as Exhibits.  Further, as of March 31, 2006, certain members of the LFCG assigned $2 million (comprising principal and accrued interest) of the total debt owed to members of the LFCG by the Registrant as well as all rights associated with such debt under any note, instrument, agreement or other authorization and under applicable law, under which the debt may be converted into equity of the Registrant.

Pursuant to the LFCG Acquisition Agreement, MKG has undertaken to make reasonable best efforts to convert all of the assigned debt into shares of Common Stock of the Registrant at $0.05 per share (the “Converted Shares”).  In the event of the conversion of all of the assigned debt into shares of Common Stock of the Registrant, MKG will retain 51% of the Converted Shares plus an additional portion of the Converted Shares so that, together with the shares MKG acquired on March 30, 2006 from the LFCG and the David and Donna Long Family Foundation, MKG would then hold 51% of all the shares of Common Stock issued and outstanding (on a fully-diluted basis) of the Registrant existing immediately prior to the time of conversion.  All shares remaining of the Converted Shares not retained by MKG will be transferred to members of the

LFCG, provided that the LFCG agrees to deliver a proxy with respect to all voting rights associated with those remaining shares. If MKG fails to convert the assigned debt on or before June 27, 2006, it is required to re-assign the debt to the LFCG.   In addition, pursuant to the LFCG Acquisition Agreement, to the extent that any other debt owed to the LFCG by the Registrant is converted into shares of Common Stock, the LFCG agreed to transfer 51% of such shares to MKG.   In return for the foregoing restructuring, MKG has agreed to bring in necessary funding and management, move the Registrant’s office to Philadelphia and immediately utilize the contact base of MKG and its principals to bring Registrant’s products to Asia and other markets as quickly as feasible.

MKG is making these purchases and is being assigned the debt (as well as possibly converting the latter into Registrant’s Common Stock) potentially to gain control of the Registrant.  MKG is not a member of a group relating to the Registrant.

Other than as described in this From 8-K, Registrant is not aware of any plans or proposals which would result in any material change in its present capitalization or dividend policy; any other material change in  Registrant’s business or corporate structure; any changes in Registrant’s charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of Registrant by any person; causing a class of securities of Registrant to be delisted from national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; a class of equity securities of Registrant becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Act; or any action similar to any of those enumerated above.

EXHIBITS

99.1	Stock Acquisition and Voting Agreement dated March 30, 2006 between members of the Long Family Control Group and The MacKay Group, Inc.
99.2	Stock Acquisition Agreement dated March 30, 2006 between the David and Donna Long Family Foundation and The MacKay Group, Inc.
99.3	Consulting Agreement dated March 30, 2006 between Dr. David Long and The MacKay Group, Inc.
99.4	Resume of James MacKay
99.5	Resume of Michael Yom

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Biofield Corp.

/s/ Michael Yom______

Michael Yom, President

Dated:  April 5, 2006

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